Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 12, 2022, Zedge Inc. ("Zedge" or “the Company”), a Delaware corporation, GuruShots Ltd. (“GuruShots”), an Israeli company, and the then holders of the equity interests in GuruShots entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with an effective date of April 1, 2022 under which Zedge acquired all of the outstanding equity interests in GuruShots and as a result GuruShots became a direct wholly-owned subsidiary of Zedge (the “Acquisition”). The Acquisition was completed on April 12, 2022 (the “Acquisition Date”), pursuant to the Share Purchase Agreement.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as Article 11. Article 11 provides simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Zedge has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented based on Zedge’s fiscal year and reflect the nine months ended April 30, 2022 and fiscal year ended July 31, 2021 and give effect to the Acquisition as if it had been completed on August 1, 2020, the beginning of the earliest period presented. As Zedge and GuruShots have different fiscal quarter and year ends, the unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2022 combines the historical statements of operations of Zedge for the nine months ended April 30, 2022 and the historical financial information of GuruShots for the nine months ended March 31, 2022 which was compiled using the GuruShots historical statement of operations for the six months ended December 31, 2021 and for the three months ended March 31, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 31, 2021 combines the historical consolidated statements of operations of Zedge for the year ended July 31, 2021, and of GuruShots for the twelve-month period ended September 30, 2021, which was compiled using the GuruShots audited financial statements for the twelve months ended December 31, 2021 less three months ended December 31, 2021 plus three months ended December 31, 2020. A pro forma condensed combined balance sheet is not presented because the Acquisition is already reflected in balance sheet as of April 30, 2022 contained in the Company’s Quarterly Report on Form 10-Q.

Due to the fact that the effects of the Acquisition are fully reflected in Zedge’s balance sheet as of April 30, 2022, only a limited number of pro forma adjustments have been deemed necessary to give effect to the Acquisition as if it had occurred as of August 1, 2020. These adjustments are further discussed in Note 1 below.

Under Rule 11-02(a)(1) of Regulation S-X, in circumstances where a limited number of pro forma adjustments are required and those adjustments are easily understood, a narrative description of the pro forma effects of a transaction may be provided in lieu of a pro forma condensed balance sheet, pro forma condensed statements of operations and comprehensive income, and accompanying explanatory notes. Due to the limited number of pro forma adjustments deemed necessary to give effect to the Acquisition as if it had occurred as of August 1, 2020, management has elected to prepare the narrative disclosures that follow to illustrate the pro forma effects of the Acquisition on Zedge’s net income and earnings share amounts reported for the nine and twelve month periods ended April 30, 2022 and July 31, 2021, respectively. The narrative pro forma disclosures that follow were derived from, and should be read in conjunction with:

●	the audited historical financial statements of Zedge for the year ended July 31, 2021 and the notes thereto as included in the Company’s Annual Report on Form 10-K filed on November 9, 2021;

●	the unaudited historical financial statements of Zedge for the nine months ended April 30, 2022 and the notes thereto as included in the Company’s Quarterly Report on Form 10-Q filed on June 14, 2022;

●	the audited historical financial statements of GuruShots for the twelve-month period ended December 31, 2021 [ and the notes thereto that are included as Exhibit 99.1 to this Form 8-K/A; and

●	the unaudited historical financial statements of GuruShots for the quarter ended March 31, 2022 and the notes thereto that are included as Exhibit 99.2 to this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the Company following the completion of the Acquisition. The pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands, except share and per share amounts or otherwise noted)

Note 1. Description of the Transaction and Basis of Pro Forma Presentation

On April 12, 2022, Zedge consummated the acquisition of 100% of the outstanding equity securities of GuruShots. The purchase, which was effective as of April 1, 2022, was effected pursuant to a Share Purchase Agreement between the Company, GuruShots and the holders of the GuruShots equity interests. The purchase price consisted of $18.0 million in cash and contingent payments (the “Earnout”) of up to a maximum of $16.8 million, payable either in cash or Class B common stock of the Company or a combination thereof (in the Company’s discretion) payable over two years from closing subject to GuruShots achieving certain financial targets set forth in the Share Purchase Agreement.

In addition, the Company committed to a retention pool of $4 million in cash and $4 million in value of Company Class B common stock (based on the volume weighted average closing prices of the Class B common stock on the NYSE American Exchange for the sixty trading days ended April 12, 2022) for GuruShots’ founders and other employees that will be payable (in the case of the cash portion ) or vest (in the case of the share awards), as applicable, over three years from closing with one third vesting on the first annual anniversary of the closing date (the “Initial Vesting Date”) and the remaining two thirds vesting each six months following the Initial Vesting Date. The beneficiaries of these awards must remain employed by the Company in order to receive the awards upon vesting and as such the awards were determined to represent compensation for post-combination vesting and are accounted for as compensation expense in the post-combination period.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, using the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures. Zedge has been treated as the acquirer for financial reporting purposes. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in alternative estimates using the same facts and circumstances. ASC 805 requires that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the merger date, with any excess purchase price allocated to goodwill.

For the purposes of preparing the unaudited condensed combined pro forma financial information, Zedge has conducted a review of GuruShots’ accounting policies to determine if differences in accounting policies or financial statement classifications exist that may require adjustments to or reclassification of GuruShots’ results of operations to conform to Zedge’s accounting policies and classifications. No such adjustments were identified as a result of this review.

The unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Zedge and the historical financial statements of GuruShots. The fiscal year end of Zedge is July 31 and the fiscal year end of GuruShots is December 31. Therefore, the unaudited pro forma condensed combined financial information for GuruShots has been updated to present the twelve-month period ending September 30 using the GuruShots audited financial statements for the twelve months ended December 31, 2021 less three months ended December 31, 2021 plus three months ended December 31, 2020. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends that are within one fiscal quarter, as permitted by Rule 11-02 Regulation S-X. For all periods following the Acquisition Date, GuruShots has adopted the July 31 fiscal year end date of Zedge. As such, the GuruShots' unaudited combined statement of income for the three months ended September 30, 2021 is included more than once in the pro forma financial information as it is part of both the year ended September 30, 2021 and the nine months ended March 31, 2022. The GuruShots historical revenue and net loss for the three months ended September 30, 2021, were $1.8 million and $0.2 million, respectively.

Note 2. Narrative Discussion of Pro Forma Transaction Accounting Adjustments to the Combined Company’s Reported Net Income

The following summarizes the pro forma adjustments to Zedge and GuruShots’ combined reported net income for both the nine month period ended April 30, 2022 and the year ended July 31, 2021, in order to give effect to the Acquisition as if it had occurred on August 1, 2020:

	Nine Months Ended	Year Ended
(in thousands)	April 30, 2022	July 31, 2021
Combined net income from continuing operations (1)	$3,590	$7,669
Incremental amortization on acquired intangible assets (2)	(1,307)	(1,868)
Compensation expense - retention awards (3)	(1,778)	(2,667)
Removal of historical debt amounts (4)	569	30
Tax savings from pro forma adjustments (5)	647	1,158
Pro forma net income from continuing operations	$1,721	$4,322

(1)	GuruShots’ operating results are consolidated in the Zedge operating results from April 13, 2022 (the day following consummation of the Acquisition) through April 30, 2022. For the purposes of the combined net income from continuing operations, GuruShots’ operating results for this period have been removed from the Zedge operating results.

(2)	Represents the adjustment to record amortization expense related to the fair value of intangible assets acquired. These intangible assets will be amortized on a straight-line basis over their estimated useful lives.

(3)	Reflects incremental compensation expense recognized on the retention awards issued to GuruShots employees following closing of the Acquisition. The retention awards consist of $4.0 million in cash and $4.0 million in value of Zedge common stock. The cash is payable and the shares vest over a three-year period post-close and require future service. For pro forma purposes, the compensation expense on these awards is recorded on a straight-line basis over the service period, with twelve months of expense reflected in the year ended July 31, 2022 and nine months of expense reflected in the nine months ended April 30, 2022.

(4)	Reflects the elimination of historical fair value adjustments and interest expense recorded on GuruShots’ convertible note which were settled on the Acquisition Date.

(5)	The pro forma tax adjustments are calculated using an estimated blended statutory rate of 25.7%. The effective tax rate of the combined company could be significantly different than what is presented in this unaudited pro forma condensed combined financial information depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

Note 3. Earnings per Share

Represents the adjustment to the Zedge historical earnings per share to include incremental shares issued in connection with the Acquisition. As the Acquisition is being reflected as if it had occurred on August 1, 2020, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that retention share awards were issued as of that date. The treasury stock method has been used to calculate the number of unvested retention shares to include in the diluted weighted-average shares outstanding.

	For the Nine Months ended April 30, 2022	For the year ended July 31, 2021
(in thousands, except per share amounts)
Pro forma net income	$1,721	$4,322
Basic weighted-average shares outstanding	14,539	13,156
Diluted weighted-average shares outstanding	15,116	14,275
Basic pro forma earnings per share	$0.12	$0.33
Diluted pro forma earnings per share	$0.11	$0.30

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